Exhibit 23.5

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the references to DeGolyer and Macnaughton, and to the incorporation of the information contained in our “Appraisal Report as of December 31, 2008 on Certain Properties owned by ATP Oil and Gas Corporation” (our Report), in the Annual Report on Form 10-K of ATP Oil & Gas Corporation.

/S/ DeGolyer and MacNaughton

March 4, 2009